Exhibit 99.1

   Marlin Business Services Corp. Reports Record Quarterly Profits;
                   Total Assets Exceed $500 Million

     MOUNT LAUREL, N.J.--(BUSINESS WIRE)--July 27, 2004--Marlin Business Services Corp. (NASDAQ:MRLN) today reported net income of $3.5 million, or $0.30 per diluted share, for the quarter ended June 30, 2004 compared with a net loss attributable to common shareholders of $(36,000) or $(0.02) per diluted share in the same quarter of 2003. For the six months ended June 30, 2004 net income was $6.7 million, or $0.58 per diluted share compared with a net loss attributable to common shareholders of $(235,000) or $(0.14) per diluted share for the six months ended June 30, 2003. Total assets were $502 million at June 30, 2004.
    "We continue to experience strong operating performance across all aspects of our business," said Dan Dyer, Chairman and CEO of the company. "We delivered solid revenue and earnings results on record new lease origination volume for the quarter. With the closing of our 2004 securitization transaction on July 22, we gained access to 'AAA' funding and our borrowing efficiency improved significantly. This transaction is a testament to our strong balance sheet and solid asset quality results."
    Marlin completed its initial public offering of common stock (IPO) on November 12, 2003. Certain non-recurring expenses and preferred dividends were recorded in 2003 and in prior periods which reduced net income attributable to common shareholders. A reconciliation between net income attributable to common shareholders on a GAAP basis and pro forma net income for 2003 is provided in a table immediately following the 2003 Supplemental Quarterly Data included with this release. These charges ended in conjunction with the November IPO and associated corporate reorganization and therefore will not affect future reporting periods beginning in 2004. As a result, we believe the pro forma numbers for 2003 present a clearer and more comparable basis to review the company's fundamental financial performance. On a pro forma basis, net income for the three and six-month periods ended June 30, 2003 was $2.3 million and $4.3 million, respectively.

    Highlights for the quarter ended June 30, 2004 include:

    --  For the quarter ended June 30, 2004, net income was $3.5 million, a 52% increase over the pro forma net income of $2.3 million for the quarter ended June 30, 2003.

    -- Diluted earnings per share were $0.30 per diluted share in the second quarter of 2004, compared to $0.29 per diluted share for pro forma earnings in the quarter ended June 30, 2003. Growth in EPS was achieved despite significant growth in outstanding shares following our November 2003 IPO.

    -- Annualized Returns on average equity and assets were 17.43% and 2.89%, respectively, for the second quarter ended June 30, 2004. For the first six months of 2004, annualized returns on average equity and assets were 16.87% and 2.75%, respectively.

    Asset Origination

    -- Based on initial equipment cost, lease production was $70.5 million in the second quarter of 2004 compared with $66.1 million in the first quarter of 2004 and $59.3 million in the second quarter of 2003. Net investment in leases grew to $462.0 million at June 30, 2004, an increase of 23.8% from $372.9 million at June 30, 2003.

    -- Our end user customer base grew to more than 72,000 at June 30, 2004 compared with 66,000 as of year-end 2003.

    Credit Quality

    -- Net charge-offs totaled $2.1 million for both the first and second quarters of 2004. The provision for credit losses was $2.4 million for the second quarter of 2004 and $2.3 million for the first quarter of 2004.

    -- On an annualized basis, net charge-offs were 1.93% of average net investment in leases during the second quarter of 2004 compared to 1.98% for the first quarter of 2004.

    -- As of June 30, 2004, 0.66% of our total lease portfolio was 60 or more days delinquent, unchanged from 0.66% as of March 31, 2004.

    -- Allowance for credit losses was $5.6 million as of June 30, 2004, an approximate $308,000 increase over the prior quarter. Allowance for credit losses as a percentage of average net investment in leases was 1.23% at June 30, 2004 and 1.22% at March 31, 2004.

    -- In conjunction with this release, static pool loss statistics have been updated as supplemental information on the investor relations section of our website at www.marlincorp.com. Our last three years of production have been trending favorably year over year and are tracking below our expected loss curve.

    Net Interest and Fee Margin and Cost of Funds

    -- Based on average net investment in leases, the net interest and fee margin was a record 12.59% for the quarter ended June 30, 2004, an improvement of 72 basis points compared to 11.87% for the first quarter ended March 31, 2004. The increase is attributed primarily to stronger fee income and lower borrowing costs.

    -- The weighted average implicit yield on new business was 14.07% for the quarter ended June 30, 2004 compared to 13.75% for the first quarter ended March 31, 2004.

    -- Fee income as a percentage of average net investment in leases was 3.57% for the quarter ended June 30, 2004 compared to 3.32% for the quarter ended March 31, 2004. All of the major fee categories trended higher in the quarter consistent with the growth in the lease portfolio.

    -- The average cost of funds as a percentage of average net investment in leases was 3.28% for the quarter ended June 30, 2004. This was a 46 basis point reduction from the 3.74% for the quarter ended March 31, 2004. The average cost of funds blended lower in the quarter principally due to increased utilization of warehouse credit facilities as a percentage of total borrowings.

    -- Interest expense as a percentage of weighted average borrowings was 3.63% for the second quarter ended June 30, 2004 compared to 3.98% for the first quarter of 2004. The average balance for our warehouse facilities was $144.6 million for the quarter ended June 30, 2004 compared to $93.3 million for the first quarter ended March 31, 2004. The average coupon cost for our warehouse facilities was 2.13% for the quarter ended June 30, 2004 compared to 2.09% for the first quarter ended March 31, 2004.

    Operating Expenses

    -- Salaries and benefits expense was $3.4 million in the second quarter of 2004 compared to $3.2 million in the first quarter of 2004. Employee headcount increased by 16 to 264 at June 30, 2004 from 248 at March 31, 2004. The number of sales reps increased to 98 at June 30, 2004 from 90 at March 31, 2004. Salaries and benefits expense was 3.1% as an annualized percentage of average net investment in leases for both the first and second quarter of 2004.

    -- Other general and administrative expenses were $2.7 million for the second quarter of 2004, an increase of $400,000 from $2.3 million for the first quarter of 2004. Other general and administrative expenses as an annualized percentage of average net investment in leases were 2.48% for the second quarter of 2004, an increase of 30 basis points from 2.18% in the first quarter of 2004. The principal increases in general and administrative expenses related to increased franchise tax accruals of $141,000, increased marketing related investments of $107,000 and increased audit expense accruals of $54,000 related principally to Sarbanes-Oxley compliance.

    Insurance and other Income

    -- Insurance and other income was $1.0 million for the second quarter of 2004 compared to $1.1 million for the first quarter of 2004.

    Funding and Liquidity

    -- On July 22, 2004, we completed our sixth term asset-backed securitization transaction; the first rated P-1/A-1+, Aaa/AAA, A2/A-, Baa2/BBB by Moody's and Standard & Poors. Proceeds from the transaction will be used to repay the company's warehouse credit facilities.

    -- We have a total of $265 million in warehouse capacity from our bank group and two commercial paper conduits.

    -- We have elected to exercise our call option to payoff our 2001 term securitization transaction on August 16, 2004. At that time the note balance will approximate $16 million at a weighted average coupon of approximately 6.0%.

    -- We raised $289,000 in additional capital from the sale of 21,688 common shares through the Employee Stock Purchase Plan.

    -- Our debt to equity ratio was 4.66:1 at June 30, 2004 compared to 4.76:1 at March 31, 2004.

    Conference Call and Webcast

    We will host a conference call on Wednesday, July 28, 2004 at 9:00 a.m. EDT to discuss our second quarter 2004 results. If you wish to participate, please call (877) 407-8031 (International participants please use (201)-689-8031) approximately 10 minutes in advance of the call time. The meeting number is 110678. The call will also be webcast on the Investor Relations page of the Marlin Business Services Corp. website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 90 days.

    About Marlin Business Services Corp.

    Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses. The company's principal operating subsidiary, Marlin Leasing Corporation, finances over 60 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e. leasing transactions less than $250,000). The company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. In addition to Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver and Philadelphia. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

    Forward-Looking Statements

    This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.



                    MARLIN BUSINESS SERVICES CORP.
                           AND SUBSIDIARIES
                      Consolidated Balance Sheets
                            (in thousands)

                                             June 30,     December 31,
                                               2004          2003
                                             --------      --------
    Assets
Cash and cash equivalents                     $12,686       $29,435
Restricted cash                                18,257        15,672
Net investment in direct financing leases     461,959       421,698
Property and equipment, net                     2,545         2,413
Other assets                                    6,690         5,643
                                             --------      --------
Total assets                                 $502,137      $474,861
                                             ========      ========
    Liabilities and Shareholders' Equity
Debt and secured borrowings                  $390,271      $378,900
Other liabilities:
  Lease obligation payable                        486           630
  Accounts payable and accrued expenses        13,008         9,100
  Deferred income tax liability                14,576        10,799
                                             --------      --------
    Total liabilities                         418,338       399,429

Shareholders' equity:
  Common Stock, $0.01 par value; 75,000
   shares authorized; 11,467 and 11,214
   shares issued and outstanding                  115           112
  Preferred Stock, $0.01 par value; 5,000
   shares authorized; none issued and
   outstanding                                     --            --
  Additional paid-in capital                   75,124        71,918
  Stock subscription receivable                   (95)         (213)
  Deferred compensation                        (1,725)          (50)
  Retained earnings                            10,380         3,665
                                             --------      --------
    Total shareholders' equity                 83,799        75,432
                                             --------      --------
Total liabilities and shareholders' equity   $502,137      $474,861
                                             ========      ========



                    MARLIN BUSINESS SERVICES CORP.
                           AND SUBSIDIARIES
                 Consolidated Statements of Operations
           (dollars in thousands, except per share amounts)

                           Three Months ended      Six Months ended
                                June 30,               June 30,
                            2004       2003        2004       2003
                         ---------- ----------  ---------- ----------
Income:
  Interest and fee
   income                   $17,552    $13,803     $33,970    $26,828
  Interest expense            3,624      4,152       7,555      8,459
                         ---------- ----------  ---------- ----------

  Net interest and fee
   income                    13,928      9,651      26,415     18,369

  Provision for credit
   losses                     2,445      1,918       4,768      3,770
                         ---------- ----------  ---------- ----------

  Net interest and fee
   income after
   provision for credit
   losses                    11,483      7,733      21,647     14,599

  Insurance and other
   income                     1,006        849       2,090      1,628
                         ---------- ----------  ---------- ----------
  Operating income           12,489      8,582      23,737     16,227

  Salaries and benefits       3,428      2,515       6,660      4,851
  General and
   administrative             2,742      1,926       5,040      3,505
  Financing related
   costs                        451        364         933        710
  Change in fair value
   of warrants                   --      1,841          --      3,614
                         ---------- ----------  ---------- ----------
  Income before income
   taxes                      5,868      1,936      11,104      3,547
Income taxes                  2,321      1,492       4,389      2,829
                         ---------- ----------  ---------- ----------
Net Income                    3,547        444       6,715        718

Preferred stock
 dividends                       --        480          --       (953)
                         ---------- ----------  ---------- ----------
Net income attributable
 to common shareholders      $3,547       $(36)     $6,715       (235)
                         ========== ==========  ========== ==========


Basic earnings per
 share:                       $0.31     $(0.02)      $0.60     $(0.14)
                         ========== ==========  ========== ==========
Diluted earnings per
 share:                       $0.30     $(0.02)      $0.58     $(0.14)
                         ========== ==========  ========== ==========
Shares used in computing
 basic earnings per
 share:                  11,283,348  1,715,503  11,252,744  1,692,487
                         ========== ==========  ========== ==========
Shares used in computing
 diluted earnings per
 share:                  11,676,895  2,292,910  11,668,954  2,250,439
                         ========== ==========  ========== ==========



                      SUPPLEMENTAL QUARTERLY DATA
           (dollars in thousands, except per share amounts)

Quarter Ended:        6/30/03   9/30/03  12/31/03   3/31/04   6/30/04
                     --------  --------  --------  --------  --------

New Asset Production:
# of Sales Reps            69        81        84        90        98
# of Leases             7,694     7,925     7,944     7,837     8,489
Equipment Volume      $59,262   $65,414   $66,594   $66,146   $70,515

Average monthly
 sources                1,101     1,133     1,188     1,231     1,317

Implicit Yield on
 New Business           14.23%    13.80%    13.68%    13.75%    14.07%

Interest Income
 Yield                  12.68%    12.53%    12.43%    12.29%    12.30%
Fee Income Yield         2.99%     3.05%     3.09%     3.32%     3.57%
Interest and Fee
 Income Yield           15.67%    15.58%    15.52%    15.61%    15.87%
Cost of Funds            4.71%     5.12%     4.81%     3.74%     3.28%
Net interest and Fee
 Margin                 10.96%    10.46%    10.71%    11.87%    12.59%

Average Net
 Investment in
 Leases              $352,302  $375,190  $399,755  $420,702  $442,372

Portfolio Asset
 Quality:
60+ Days Past Due
 Delinquencies %         0.64%     0.64%     0.74%     0.66%     0.66%
60+ Days Past Due
 Delinquencies $       $2,781    $2,961    $3,629    $3,383    $3,540

Net Charge-offs        $1,514    $1,808    $1,822    $2,078    $2,137
% on Average Net
 Investment in
 Leases Annualized       1.72%     1.93%     1.82%     1.98%     1.93%

Allowance for Credit
 Losses                $4,451    $4,703    $5,016    $5,261    $5,569
% of 60+
 Delinquencies         160.05%   158.83%   138.22%   155.51%   157.32%

90+ Day
 Delinquencies
 (Non-earning)         $1,143    $1,489    $1,504    $1,422    $1,569

Balance Sheet

Assets
Investment in Direct
 Financing
Leases               $364,235  $387,696  $411,989  $430,393  $451,844
Initial Direct Costs
 and Fees              13,131    13,846    14,725    15,299    15,684
Reserve for Credit
 Losses                (4,451)   (4,703)   (5,016)   (5,261)   (5,569)
Net Investment in
 Leases              $372,915  $396,839  $421,698  $440,431  $461,959
Cash and Cash
 Equivalents            6,294    15,837    29,435     7,528    12,686
Restricted Cash        65,446    15,081    15,672    18,566    18,257
Other Assets            8,287     8,493     8,056    12,646     9,235
Total Assets         $452,942  $436,250   474,861  $479,171  $502,137

Liabilities
Total Debt           $402,535  $380,839  $378,900  $375,769  $390,271
Other Liabilities      24,147    28,219    20,529    24,413    28,067
Total Liabilities    $426,682  $409,058  $399,429  $400,182  $418,338

Preferred Stock       $22,123   $22,611       $ -       $ -       $ -



               SUPPLEMENTAL QUARTERLY DATA - continued
           (dollars in thousands, except per share amounts)


Quarter Ended:                         6/30/03    9/30/03    12/31/03
                                     ---------- ---------- -----------

Shareholders' Equity
Common Stock                               $17        $17        $112
Paid-in Capital                          1,862      1,935      71,655
Retained Earnings                        2,258      2,629       3,665
Total Shareholders' Equity              $4,137     $4,581     $75,432

Total Liabilities and Shareholders'
 Equity                               $452,942   $436,250    $474,861

Capital and Leverage:

Tangible Equity (Includes Sub Debt &
 Preferred Stock)                      $36,260    $37,192     $75,432
Debt to Tangible Equity                  10.83       9.97        5.02


Expense Ratios:

Salaries and Benefits Expense           $2,515     $2,631      $2,790
Salaries and Benefits Expense
 annualized % of Avg. Net Investment      2.86%      2.80%       2.79%

General and Administrative Expense      $1,926     $1,782      $2,458
General and Administrative Expense
 annualized % of Avg. Net Investment      2.19%      1.90%       2.46%

Efficiency Ratio                         42.29%     41.35%      45.11%

Net Income:
Net Income                                $444       $858      $1,604
Preferred Dividends                       (480)      (487)       (566)
                                     ---------- ---------- -----------
Net Income attributable to common         $(36)      $371      $1,038

Per Share Data:

Number of Shares - Diluted           2,292,910  7,449,501   7,355,133
EPS - Diluted                           $(0.02)     $0.12       $0.14

Pro Forma Number of Shares -
 Diluted (a)                         7,965,277  8,021,402  10,022,957
Pro Forma Diluted Earnings Per Share     $0.29      $0.28       $0.26


Quarter Ended:                                    3/31/04     6/30/04
                                               ----------- -----------

Shareholders' Equity
Common Stock                                         $114        $115
Paid-in Capital                                    72,042      73,304
Retained Earnings                                   6,833      10,380
Total Shareholders' Equity                        $78,989     $83,799

Total Liabilities and Shareholders'
 Equity                                          $479,171    $502,137

Capital and Leverage:

Tangible Equity (Includes Sub Debt &
 Preferred Stock)                                 $78,989     $83,799
Debt to Tangible Equity                              4.76        4.66


Expense Ratios:

Salaries and Benefits Expense                      $3,233      $3,428
Salaries and Benefits Expense
 annualized % of Avg. Net Investment                 3.07%       3.10%

General and Administrative Expense                 $2,298      $2,742
General and Administrative Expense
 annualized % of Avg. Net Investment                 2.18%       2.48%

Efficiency Ratio                                    40.75%      41.32%

Net Income:
Net Income                                         $3,168      $3,547
Preferred Dividends                                     NA          NA
                                               ----------- -----------
Net Income attributable to common                  $3,168      $3,547

Per Share Data:

Number of Shares - Diluted                     11,660,498  11,676,895
EPS - Diluted                                       $0.27       $0.30

Pro Forma Number of Shares -
 Diluted (a)                                            NA          NA
Pro Forma Diluted Earnings Per Share                    NA          NA

(a) Pro forma shares outstanding assume conversion of convertible preferred stock and the exercise of warrants outstanding. The preferred stock and warrants were exercised into common shares in conjunction with the company's IPO in November 2003.



                    MARLIN BUSINESS SERVICES CORP.
                           AND SUBSIDIARIES
                 Pro Forma 2003 Financial Information
           (dollars in thousands, except per share amounts)


Quarter Ended:              3/31/03    6/30/03    9/30/03    12/31/03
                          ---------- ---------- ---------- -----------

Net income (loss)
 attributable to common
 shareholders per GAAP        $(198)      $(36)      $371      $1,038

  Change in fair value of
   warrants                   1,773      1,841      1,416         692
  Preferred stock
   dividends                    473        480        487         566
  Unamortized discount
   expensed on payoff of
   subordinated debt, net
   of tax                        --         --         --         270
                          ---------- ---------- ---------- -----------

Pro forma Net Income         $2,048     $2,285     $2,274      $2,566
                          ========== ========== ========== ===========


Pro forma average diluted
 shares outstanding       7,817,269  7,965,277  8,021,402  10,022,957


Pro forma diluted
 earnings per share           $0.26      $0.29      $0.28       $0.26

In conjunction with its November 2003 IPO, Marlin's capital structure was simplified into one class of outstanding common stock. All previously outstanding warrants and convertible preferred stock were exercised and converted to common stock. Prior to the IPO, warrants outstanding were recorded as a liability and periodically marked to their fair market value with increases in value causing current period expense. This non-cash expense was $5.7 million for the year ended 2003. Upon the exercise of the warrants to common stock, the warrant liability was reclassified to shareholders equity. Similarly, all outstanding convertible preferred stock converted to common stock at the time of the IPO. The pro forma adjustments above reflect the exercise of the warrants and conversion of the preferred stock and the add back of the expenses and dividends associated with each in the pre-IPO periods. Pursuant to GAAP, these adjustments are anti-dilutive and, therefore, not reported in diluted earnings per share calculations.




    CONTACT: Marlin Business Services Corp.
             Bruce Sickel, 888-479-9111 X4108